Exhibit 99.1
Investors & Reporters May Contact:
Karen Reid
VP & Treasurer
(770) 418-8211
ir@asburyauto.com

Asbury Automotive Group Announces
Departure of Patrick J. Guido as CFO

DULUTH, GA, June 28, 2021 - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., today announced that Patrick J. Guido provided notice of his decision to resign from the position of Senior Vice President & Chief Financial Officer of the Company effective June 24, 2021 for personal reasons. David W. Hult, Asbury’s President & Chief Executive Officer, said “We thank PJ Guido for his service to Asbury and leading the finance team.” Guido said “I would like to thank David and the Board for the opportunity to have served as CFO and wish the Company and my former colleagues well in the future.” The Company also announced that William Stax, Vice President, Corporate Controller & Chief Accounting Officer of the Company, was appointed as interim Principal Financial Officer effective June 25, 2021 while the Company conducts a search for a new Chief Financial Officer.
About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 91 dealerships, consisting of 112 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates 25 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.